Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HEMISPHERX BIOPHARMA, INC.", FILED IN THIS OFFICE ON THE THIRD DAY OF JUNE, A.D. 2019, AT 1:22 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2249636 8100
SR# 20195191352

Authentication: 202952295
Date: 06-04-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:22 PM 06/03/2019
FILED 01:22 PM 06/03/2019
SR 20195191352 - File Number 2249636

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF HEMISPHERX BIOPHARMA, INC.

Hemispherx Biopharma, Inc. (the "Corporation"), does hereby certify that the Corporation's Certificate of Incorporation as amended through the date hereof is hereby further amended pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The Corporation does hereby further certify that this Certificate of Amendment was duly adopted by the Corporation's Board of Directors and by the Stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the Corporation, as amended, is further amended as follows:

Subsection "D" of Article IV of the Certificate of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

"D. Stock Split.

As of 11:59 P.M. (New York Time) on June 10, 2019 (the "Effective Time"), each forty-four (44) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the Reverse Stock Split shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock. There shall be no change to the par value or the number of authorized shares of Common Stock as a result of the Reverse Stock Split."

The remainder of the Certificate of Incorporation shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on June 3, 2019.

HEMISPHERX BIOPHARMA, INC.

By: [signature]
Thomas K. Equels, President and
Chief Executive Officer